UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2020

GROM SOCIAL ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-55585 (Commission File Number)	46-5542401 (I.R.S. Employer Identification No.)

2060 NW Boca Raton Blvd., #6 Boca Raton, FL 33431 (Address of principal executive offices)	33431 (Zip Code)

Registrant’s telephone number, including area code: (561) 287-5776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Grom Social Enterprises, Inc., a Florida corporation (the “Company”), makes the following disclosure pursuant to an order issued by the Securities and Exchange Commission (the “SEC”) on March 25, 2020 (the “SEC Order”), providing conditional relief to public companies that are unable to timely comply with their filing obligations as a result of the outbreak of the novel coronavirus (“Covid-19”).

The current outbreak of Covid-19 has posed a significant impact on the Company’s ability to file on a timely basis its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 (the “Quarterly Report”), which is due to be filed on May 15, 2020 (the “Original Due Date”). Therefore, the Company has elected to rely on the conditional filing relief provided under the SEC Order.

We have experienced significant disruptions to our business and operations due to circumstances related to covid-19. The preparation of the Company’s Annual Report, including financial statements and completion of the auditing process, has been delayed by government-imposed quarantines, office closings and travel restrictions, which affect both the Company’s and its service provider’s personnel. Specifically, the Company has significant operations in Manila, Philippines, which has been locked down by the government since March 12, 2020 due to concerns related to the spread of Covid-19. The Company’s animation studio, located in Manila, Philippines, which is owned indirectly by the Company’s subsidiary TDH Holdings Limited, a Hong Kong company, doing business through its subsidiary companies, Top Draw Animation Hong Kong Limited, a Hong Kong company, and Top Draw Animation, Inc., a Philippines company, accounts for approximately 90% of the Company’s total revenues on a consolidated basis. However, in response to the Philippines government’s call to contain Covid-19, the animation studio, which generally employs between 580 and 600 employees, has been shut down, and all of the Company’s employees in the area have been required by the government to stay at home. Such lockdown is currently expected to be lifted beginning on May 15, 2020, however, the Company believes that such easement will be gradual with a small portion of the Company’s workforce over many weeks. In addition, travel restrictions in the Philippines, Hong Kong and the United States have resulted in limited access to the Company’s financial records and data, the Company’s accounting personnel and service providers involved in the completion of the Form 10-Q, have been hindered in their ability to compile and process records, receipts and information required to prepare, complete and timely file the Form 10-Q. As such, the Company requires additional time to prepare and finalize its Form 10-Q due to circumstances related to COVID-19 and has decided to rely on the SEC Order. The Company plans to file the Quarterly Report no later than June 29, 2020, or within 45 days after the Original Due Date.

The current outbreak of Covid-19 could have a material and adverse effect on the Company’s business operations. These could include disruptions or restrictions on then Company’s ability to travel or to distribute our products, as well as temporary closures of our production facilities. Any such disruption or delay would likely impact our sales and operating results. In addition, Covid-19 has resulted in a widespread health crisis that could adversely affect the economies and financial markets of many other countries, resulting in an economic downturn that could affect demand for our products and significantly impact our operating results.

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As the result of current restrictions put in place to address COVID-19, we have limited access to our corporate offices, cannot efficiently and fully access our data and records, and our corporate staff is required to work remotely, disrupting interactions among our staff, with our customers and suppliers, and with our accountants, consultants and advisors. The extent to which our results continue to be affected by COVID-19 will largely depend on future developments which cannot be accurately predicted, including the duration and scope of the pandemic, governmental and business responses to the pandemic and the impact on the global economy, demand for our products, and our ability to provide our products, particularly as result of our employees working remotely and/or the closure of certain offices and production facilities. While these factors are uncertain, the COVID-19 pandemic or the perception of its effects could continue to have a material adverse effect on our business, financial condition, results of operations, or cash flows.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2020	GROM SOCIAL ENTERPRISES, INC

	By:	/s/ Darren Marks
	Name:	Darren Marks
	Title:	President and Chief Executive Officer

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